EMPLOYMENT AGREEMENT

            This EMPLOYMENT AGREEMENT (the "Agreement"), made as of October 1, 2001 by and among Tyson Foods, Inc., a Delaware corporation (the "Company"), and John Tyson, a resident of the State of Arkansas (the "Executive").

RECITALS

            To induce Executive's service as Chairman and Chief Executive Officer of the Company during the Term (as defined in Section 2 below), the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

            Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

            It is therefore hereby agreed by and among the parties as follows:

            1.        Employment.

            1.1      Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term as Chairman and Chief Executive Officer. In such capacity, Executive shall report to the Company's Board of Directors and shall have the powers, responsibilities and authorities as are assigned by the Company's Board of Directors.

            1.2      Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the Chairman and Chief Executive Officer of the Company as of the date hereof and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Executive shall perform such duties and exercise such powers, commensurate with his position, as the Company's Board of Directors shall from time to time delegate to him on such terms and conditions and subject to such restrictions as the Company's Board of Directors may reasonably from time to time impose.

            2.        Term of Employment. Executive's term of employment under this Agreement shall commence as of the date hereof (the "Effective Date") and, subject to the terms hereof, shall terminate on such date (the "Termination Date") which is the earlier of (i) October 1, 2004 or (ii) the termination of Executive's employment pursuant to this Agreement (the period from the Effective Date until the Termination Date shall be the "Term"). The Termination Date (and the Term) shall automatically be extended for an additional year on October 1, 2004 and on each subsequent first day of the Company's fiscal year thereafter unless (a) Executive's employment has been terminated prior to such day, or (b) not later than 30 days prior to such day, either party to this Agreement shall have given written notice to the other party that he or it does not wish to extend further the Termination Date (and the Term).

            3.        Compensation.

            3.1      Salary. The Company shall pay Executive a base salary ("Base Salary") at the rate of $1,000,000 per annum during the Term; provided, however, that commencing on September 29, 2002, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") shall, and each year thereafter shall, review the Executive's annual Base Salary for potential increase; however, Executive's right to annual increases shall not be unreasonably denied, and the Base Salary shall not be decreased at any time during the Term. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Any increase in Base Salary shall constitute "Base Salary" hereunder.

            3.2      Annual Bonus. It is expressly understood and contemplated that Executive's bonus plan will be mutually agreed to by the parties hereto for the Company's fiscal year beginning September 30, 2001 and for each fiscal year thereafter during the Term. The annual bonus plan shall be driven by and proportionate to GAAP determined EBIT generated by Company business activities reporting to Executive.

            3.3      Stock Option Awards. As of the date of approval by the Compensation Committee, Executive shall receive an option to purchase 200,000 shares of Company Class A common stock at an exercise price equal to the market price of Company Class A common stock on the date of the grant; the other terms and conditions of such award shall be governed by the terms of a stock option award agreement in a form substantially similar to that presently used by the Company. The options awarded pursuant to this Section 3.3 shall be for a term of ten (10) years and shall vest forty percent (40%) on the second anniversary of the date of the award and in twenty (20%) increments annually thereafter until fully vested.

            3.4      Restricted Stock. As of the date of approval by the Compensation Committee, Executive shall receive an award of 300,000 shares of restricted Company Class A common stock pursuant to a restricted stock award agreement in a form substantially similar to that presently used by the Company, as follows:

                  (a) 200,000 shares of such restricted stock shall vest on October 10, 2003; and

                  (b) 100,000 shares of such restricted stock shall vest on October 10, 2006.

            3.5      Perquisites. During the Term, the Company shall provide Executive with the following:

            (a)      Reimbursement for annual country club dues incurred by Executive during the Term;

            (b)      Use of, and the payment of all reasonable expenses (including, without limitation, insurance, repairs, maintenance, fuel and oil) for, an automobile. The monthly lease payment or allowance for such automobile shall be consistent with the past practices for other executives at the Company;

            (c)      Company provided split dollar life insurance with a face amount of no less than the amount currently carried by the Company with respect to Executive and in a form similar to that provided by the Company to Executive

            (d)      Reasonable personal use of the Company-owned aircraft; provided, however, that Executive's personal use of the Company-owned aircraft shall not interfere with Company use of the Company-owned aircraft. The Company will reimburse and gross-up Executive for any and all income tax liability incurred by Executive in connection with his personal use of the Company-owned aircraft; and

            (e)      Reimbursement from the Company during the Term for costs incurred by Executive for tax and estate planning advice from an entity recommended by the Company.

            3.6      Compensation Plans and Programs. Executive shall be eligible to participate in any compensation plan or program maintained by the Company other than plans or programs related to (i) Company options; provided, however, that the limitation in this clause (i) shall not apply in any Company fiscal year beginning after October 1, 2004 and (ii) restricted stock; provided, however, that the limitation in this clause (ii) shall not apply in any Company fiscal year beginning after September 28, 2002 .

            4.        Employee Benefits.

            4.1      Employee Benefit Programs, Plans and Practices. The Company shall provide Executive during the Term with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his position in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company generally makes available to its senior executives.

            4.2      Vacation and Fringe Benefits. Executive shall be entitled to no less than twenty (20) business days paid vacation in each calendar year (or such greater time as Company policy permits a person of his employment seniority), which shall be taken at such times as are consistent with Executive's responsibilities hereunder. In addition, Executive shall be entitled to the perquisites and other fringe benefits generally made available to senior executives of the Company, commensurate with his position with the Company.

            5.        Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive, from time to time, of accounts of such expenditures (appropriately itemized and approved consistent with the Company's policy).

            6.        Termination of Employment.

            6.1      Termination by the Company Not for Cause or by Executive for Good Reason.

            (a)      The Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated prior to the Termination Date, as that date may be extended from time to time under the terms of Section 2 hereof, (i) by the Company (other than for Cause (as defined in Section 6.2(c) hereof) or by reason of Executive's death or Permanent Disability (as defined in Section 6.2(d) hereof)), or (ii) by the Executive for Good Reason (as defined in Section 6.1(c) hereof) prior to the Termination Date, Executive shall receive the following items and payments:

            (i)      An amount (the "Termination Amount") in lieu of any bonus in respect of all or any portion of the fiscal year in which such termination occurs and any other cash compensation, which Termination Amount shall be payable in a single lump sum within thirty (30) days following the date of such termination. The Termination Amount shall consist of an amount equal to the sum of (x) three (3) times Executive's Base Salary for the fiscal year immediately preceding the year in which such termination occurs plus (y) three (3) times Executive's bonus for the fiscal year immediately preceding the year in which such termination occurs;

            (ii)      Executive shall be entitled to receive a cash lump sum payment in respect of accrued but unused vacation days (the "Vacation Payment") and to Base Salary earned but not yet paid (the "Compensation Payment");

            (iii)      Any then unvested restricted stock and/or time-vesting stock option awards previously granted to Executive by the Company, including, without limitation, those grants set forth in Sections 3.3 and 3.4 hereof, shall become immediately one-hundred percent vested.

Any portion of a time-vesting stock option award accelerated pursuant to this Section 6.1(a) shall be exercisable pursuant to the terms of the stock option plan and the stock option award agreement applicable to such award; and

            (iv)      Any other benefits due to Executive pursuant to the terms of any employee benefit plan or policy maintained generally for employees or a group of management employees.

            (b)      The Vacation Payment and the Compensation Payment shall be paid by the Company to Executive within 30 days after the termination of Executive's employment by check payable to the order of Executive or by wire transfer to an account specified by Executive.

            (c)      For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

            (i)      Any material breach by the Company of this Agreement, including any material reduction by the Company of Executive's, title, duties or responsibilities (except in connection with the termination of Executive's employment for Cause, as a result of Permanent Disability, as a result of Executive's death or by Executive other than for Good Reason); or

           (ii)      A reduction by the Company in Executive's Base Salary, other than a reduction which is part of a general salary reduction program affecting senior executives of the Company generally; or

            (iii)      Any change by the Company of the Executive's place of employment to a location more than fifty (50) miles from the Company's headquarters.

            6.2      Discharge for Cause; Voluntary Termination by Executive; Termination Because of Death or Permanent Disability.

            (a)      The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated prior to the Termination Date (i) by the Company for Cause, or (ii) by Executive other than (A) for Good Reason or (B) as a result of the Executive's Permanent Disability or death, Executive shall only be entitled to receive the Compensation Payment and the Vacation Payment. Executive shall not be entitled, among other things, to the payment of any bonus in respect of all or any portion of the fiscal year in which such termination occurs, but shall be entitled to the payment of any unpaid bonus earned with respect to any prior fiscal year. After the termination of Executive's employment under this Section 6.2, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

            (b)      If Executive's employment is terminated as a result of Executive's Permanent Disability or death:

            (i)      Executive shall be entitled to receive the annual bonus described in Section 3.2 hereof prorated to the date of Executive's Permanent Disability or death;

            (ii)      Any then unvested restricted stock and/or time-vesting stock option awards previously granted to Executive by the Company, including, without limitation, those grants set forth in Sections 3.3 and 3.4 hereof, shall become immediately one-hundred percent vested; provided, however that in the event of Executive's death future option awards shall;

            (iii)      The Executive shall receive any other benefits due to Executive pursuant to the terms of any employee benefit plan or policy maintained generally for employees or a group of management employees; and

            (iv)      In addition to any other payment to be made hereunder in the event of Executive's death, (A) Executive's designee(s), which shall be determined pursuant to an executed Designation of Beneficiary form attached hereto as Exhibit "A" and which may be made at any time and changed from time to time by Executive, shall for twenty (20) years after the date of Executive's death receive an annual payment equal to thirty three and one third percent (33-1/3%) of Executive's Base Salary at the time of Executive's death, and (B) Executive's dependents at the time of his death shall be provided health insurance as generally available to Executive at the time of death.

            (c)      As used herein, the term "Cause" shall be limited to (i) willful malfeasance, willful misconduct or gross negligence by Executive in connection with his employment, (ii) willful and continuing refusal by Executive to perform his duties hereunder or any lawful direction of the Company's Board of Directors (the "Board"), after notice of any such refusal to perform such duties or direction was given to Executive and Executive is provided a reasonable opportunity to cure such deficiency, (iii) any material breach of the provisions of Section 12 of this Agreement by Executive or any other material breach of this Agreement by Executive after notice of any such breach and an opportunity to cure such breach or (iv) the conviction of Executive of any (A) felony or (B) a misdemeanor involving moral turpitude. Termination of Executive pursuant to this Section 6.2 shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the then members of the Board at a meeting of the

Board called and held for the purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Board prior to such vote), finding that in the reasonable judgment of the Board, Executive was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

            (d)      For purposes of this Agreement "Permanent Disability" shall have the same meaning ascribed thereto in the Company's Long-Term Disability Benefit Plan applicable to senior executive officers as in effect on the date hereof.

            7.        Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any Termination Amount otherwise payable to him.

            8.        Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	Tyson Foods, Inc.
2210 Oaklawn Drive
Springdale, Arkansas 72762-6999
FAX: (501) 290-4028
Attn: General Counsel

To Executive:	John Tyson
P.O. Box 2020
Springdale, Arkansas 72765-2020

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

            9.       Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party hereto shall be solely responsible for any and all legal fees incurred by him or it in connection with this Agreement, including the enforcement. In the event the Executive is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, the Company shall reimburse the Executive for all of Executive's reasonable attorneys' fees and expenses in preparing, investigating and pursuing such action.

            10.     Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to the stock, assets or business(es) of the Company.

            11.     Amendment. This Agreement may only be amended by written agreement of the parties hereto.

            12.     Nondisclosure of Confidential Information; Non-Competition; Non-Disparagement.

            (a)      Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 12(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates (the "Restricted Group") or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

            (b)      During the Term and for one (1) year thereafter, Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, in the United States, participate in any Position (as defined below) in any business which is in direct competition with any business of the Restricted Group and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Restricted Group at any time during the 12 months immediately preceding such solicitation, and (C) he shall not, on his own behalf or on behalf of any person, firm or company, solicit, call upon, or otherwise communicate in any way with any client, customer, prospective client or prospective customer of the Company or of any member of the Restricted Group for the purposes of causing or of attempting to cause any such person to purchase products sold or services rendered by the Company or by any member of the Restricted Group from any person other than the Company or any member of the Restricted Group. The term "Position" shall include, without limitation, a partner, director, holder of more than 5% of the outstanding voting shares, principal, executive, officer, manager or any employment or consulting position. It is acknowledged and agreed that the scope of the clause as set forth above is essential, because (i) a more restrictive definition of "Position" (e.g. limiting it to the "same" position with a competitor) will subject the Company to serious, irreparable harm by allowing competitors to describe positions in ways to evade the operation of this clause, and substantially restrict the protection sought by the Company, and (ii) by the allowing Executive to escape the application of this clause by accepting a position designated as a "lesser" or "different" position with a competitor, the Company is unable to restrict the Executive from providing valuable information to such competing company to the harm of the Company.

            (c)      Executive agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Company or any member of the Restricted Group, or their good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Company or any member of the Restricted Group. Company agrees that it shall not, directly or indirectly, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of Executive.

            (d)      For purposes of this Section 12, a business shall be deemed to be in competition with the Restricted Group if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Restricted Group as a material part of the business of the Restricted Group within the same geographic area in which the Restricted Group effects such purchases, sales or dealings or renders such services. Nothing in this Section 12 shall be construed so as to preclude Executive from investing in any company pursuant to the provisions of Section 1.3 hereof.

            (e)      Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so modified. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it or they may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

            13.      Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

            14.      Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. In particular, the provisions of Section 12 hereunder shall remain in effect as long as is necessary to give effect thereto.

            15.      Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of Arkansas, without reference to rules relating to conflicts of law.

            16.      Effect on Prior Agreements. This Agreement contains the entire understanding among the parties hereto and supersedes in all respects any prior or other agreement or understanding among the parties or any affiliate or predecessor of the Company and Executive with respect to Executive's employment, including but not limited to any severance arrangements. Under no circumstances shall Executive be entitled to any other severance payments or benefits of any kind, except for the payments and benefits described herein.

            17.      Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

            18.      Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

TYSON FOODS, INC.

By: /s/ Steven Hankins
Title: Executive Vice President Chief Financial Officer

/s/ John Tyson
John Tyson

EXHIBIT "A"

Designation of Beneficiary

      I, John Tyson, party to that certain Employment Agreement with Tyson Foods, Inc. dated as of October 1, 2001, hereby the designate the following person or persons to receive the payments to be made pursuant to Section 6.2(b)(iv) of said Employment Agreement:

Primary Beneficiary

      ______________________________________________________________

Secondary Beneficiary

      ______________________________________________________________

      Further, this Designation of Beneficiary may be revoked at any time by (i) a writing to such effect or (ii) a subsequently executed Designation of Beneficiary.

      IN WITNESS WHEREOF, the undersigned has executed this Designation of Beneficiary on this _______ day of ______________, 20____.

                                          ____________________________________

                                          John Tyson

ACKNOWLEDGMENT

State of _________________

County of _______________

      On this the __________ day of _______________________, 20___, before me, a notary public, personally appeared John Tyson, known to me or satisfactorily proven to be the person whose name was subscribed to the within instrument and acknowledged that he had executed the same for the purposes therein contained.

      In witness whereof I hereunto set my hand and official seal.

                                    ______________________________

                                          Notary Public

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